Exhibit 10.1
BECTON, DICKINSON AND COMPANY
EXECUTIVE OFFICER CASH SEVERANCE POLICY

It is the policy of Becton, Dickinson and Company (the “Company”) that the Company will not enter into any New Severance Arrangement that provides for the payment of Cash Severance Benefits to an Executive Officer exceeding 2.99 times the sum of the Executive Officer’s Base Salary plus Target Bonus, without seeking shareholder ratification of such New Severance Agreement at the next regularly scheduled annual meeting of shareholders or a special meeting of shareholders (the “Policy”).
For purposes of this Policy:
“Base Salary” means the amount an Executive Officer is entitled to receive as wages or salary on an annualized basis, determined as of the Executive Officer’s termination date, including any wages or salary that has been earned but deferred. Base Salary excludes all taxable or nontaxable fringe benefits or awards, payout of accrued vacation, the value of any performance awards, bonuses, commissions, or other incentive pay, or any other amounts that are not made on each regular payday, regardless of how such payments may be characterized.
“Cash Severance Benefits” means cash payments payable to an Executive Officer (i) as a result of the termination of the Executive Officer’s employment, (ii) to secure an agreement of the Executive Officer not to compete with the Company, or (iii) to offset any tax liability relating to the foregoing payments.
For purposes of clarity under this Policy, Cash Severance Benefits exclude (a) the payment, vesting, acceleration or other handling of equity-based awards granted under the Company’s equity-based compensation plans, (b) the payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with past practices, provided under the Company’s retirement or employee benefit plans, (c) perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly situated employees of the Company, (d) any earned but unpaid incentive payment to be made to an Executive Officer under the Company’s Performance Incentive Plan or any successor plan (the “PIP”) for any previously completed performance period or for the year of termination, consistent with the PIP and past practices, (e) accrued but unpaid Base Salary or vacation pay through the Executive Officer’s termination date and reimbursement for any business expenses validly incurred prior to such termination date, (f) payments made in good faith settlement of litigation or threatened litigation for a claim made by the Executive Officer against the Company, (g) indemnification payments required under the Company’s Certificate of Incorporation, Bylaws or similar governing document, or (h) any statutorily mandated severance benefits.
“Effective Date” means November 21, 2023.
“Executive Officer” means any officer of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, as designated from time to time by the Company’s Board of Directors.
“New Severance Arrangement” means (i) any employment, severance or separation agreement entered into with an Executive Officer, or any plan or policy established by the Company, after the Effective Date to the extent it provides eligibility for Cash Severance Benefits, and (ii) any amendment to an employment, severance or separation agreement with an Executive Officer, or to a plan or policy, that is in effect on the Effective Date that increases the Cash Severance Benefits for which an Executive Officer is eligible and are payable to an Executive Officer thereunder. For purposes of clarity under this Policy, (a) any increase in an Executive Officer’s base salary or incentive compensation target or opportunity made in the ordinary course of business shall not be deemed to increase the Cash Severance Benefits for which an Executive Officer is eligible under any such agreement, plan or policy; (b) any renewal or extension of any such agreement, plan or policy in effect on the Effective Date shall not, by itself, be considered the entry into a New Severance Arrangement or an amendment thereto; and (c) an agreement, plan or policy that is assumed by the Company as a result of a business combination or acquisition shall not be considered a New Severance Arrangement or an amendment thereto.
“Target Bonus” means the Executive Officer’s target incentive award under the PIP for the year of termination.
The Board of Directors of the Company delegates to the Compensation and Human Capital Committee full authority to make amendments or revisions to this Policy at any time, and to make determinations regarding the interpretation of this Policy, in its sole discretion. Nothing in this Policy should be construed as a guarantee of future employment.